EXHIBIT B
                                                                ---------

                               CERTIFICATE OF DESIGNATION
                                           OF
                    SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                           OF

                                   BARNES GROUP INC.


                Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware

                     Barnes Group Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article FOURTH of its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $1 per share, designated as Series B Cumulative Convertible Preferred Stock:

                     RESOLVED, that a series of the class of authorized Preferred Stock, par value $1 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

                     SECTION 1.  Designation, Amount and Stated
                                 ------------------------------
           Value.  The shares of such series shall be designated as the
           -----
           "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 84,000 which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be
                         --------  -------
           decreased below the number of then currently outstanding shares of Series B Preferred Stock. The Series B Preferred Stock shall have a stated value of $250 per share (the "Stated Value").


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                     SECTION 2.  Dividends and Distributions.
                                 ---------------------------

                          (a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of the Common Stock, par value $1 per share (the "Common Stock"), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative cash dividends in equal quarterly payments on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date which is at least 15 days after the date of original issue of the Series B Preferred Stock, at an annual rate per share calculated as the following percentages of the Stated Value during each 12-month period beginning December 1:


                               1987 . . . . . .  9 3/4%
                               1988 . . . . . .  10%
                               1989 . . . . . .  10 1/4%
                               1990 . . . . . .  10 3/4%
                               1991 . . . . . .  11 1/4%


                          (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue on a daily basis and be cumulative from the date of original issue of the Series B Preferred Stock. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.




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


                     SECTION 3.  Voting Rights.  In addition to any voting
                                 -------------
           rights provided elsewhere in this Certificate of Designation and the Corporation's Restated Certificate of Incorporation as it may be amended or restated from time to time (the "Certificate of Incorporation"), and any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

                     (a) Each share of Series B Preferred Stock shall be entitled to such number of votes as shall equal the number of whole shares of Common Stock into which such share is then convertible (disregarding for purposes of this clause
                (a) any restriction set forth in Section 7 hereof on the ability of the holder thereof to convert such share); provided, however, that the right to exercise any vote
                --------  -------
                pursuant to this clause (a) shall be subject to satisfaction of any applicable waiting period with respect to any acquisition of shares of Series B Preferred Stock under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), including any extensions thereof. Except as otherwise provided by paragraphs (b) and (c) of this Section 3, by the Restated Certificate of Incorporation of the Corporation, as amended, or by law, the shares of Series B Preferred Stock and the shares of Common Stock (and any other shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                     (b) (i) If at any time (x) dividends on any Series B Preferred Stock shall be in arrears in an amount equal to two quarterly dividends thereon, or (y) a breach by the Company of either of the covenants set forth in paragraphs 5C, 5D, 5F or 9A of the Preferred Stock Purchase Agreement dated as of December 7, 1987 between the Corporation and General Electric Credit Corporation ("GECC"), as it may be amended from time to time (the "Stock Purchase Agreement"), or upon a breach of the material obligations of the Corporation under the Registration Rights Agreement between the Corporation and GECC, any which breach continues in effect for a period of 45 days, the occurrence of




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

                either such contingency (a "Default") shall mark the beginning of a period (herein called a "default period") which shall extend until such time when, in the case of (x) above, all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment, and in the case of (y) above, less than 28,000 shares of Series B Preferred Stock are issued and outstanding. Upon a Default, the holders of the Series B Preferred Stock voting separately as a class shall have the right to elect two Directors beginning at the time indicated in clause (b)(ii) below; except if dividends on the Series A Preferred Stock shall be in arrears in an amount equal to six or more quarterly dividends thereon and a Default exists, the holders of the Series B Preferred Stock, voting as a class with the holders of the Series A Junior Participating Preferred Stock of the Corporation (the "Series A Preferred Stock"), shall have the right to elect two Directors beginning at the next annual meeting of the stockholders of the Corporation following such event or in any other manner required by the terms of the Series A Preferred Stock.

                     (ii) During any default period, such voting right of the holders of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to clause
                (b)(iii) of this Section 3 or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor
                              --------
                the right of the holders of Series B Preferred Stock to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of one-third in number of shares of Series B Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock or any of the series of Preferred Stock shall not affect the exercise by the holders of Series B Preferred Stock of such voting right.
                At any meeting at which the holders of Series B Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect



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

                Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series B Preferred Stock shall have the right to make such increase in the number of Directors effective until the date of the next annual meeting as shall be necessary to permit the election by them of the required number. After the holders of the Series B Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series B Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series B Preferred Stock.

                     (iii) Unless the holders of Series B Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series B Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series B Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series B Preferred Stock are entitled to vote pursuant to this clause
                (b)(iii) shall be given to each holder of record of Series B Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series B Preferred Stock outstanding. Notwithstanding the provisions of this


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




                clause (b)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                     (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series B Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Series B Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in clause
                (b)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (b) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Series B Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Series B Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Restated Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of clause (b)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.



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


                     (c) The affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (i) authorize, or to increase the authorized number of shares of, or to issue, any class or series of the Corporation's capital stock ranking prior (either as to dividends or upon liquidation, dissolution or winding up) to or on a parity with the Series B Preferred Stock ("Senior Stock"), (ii) reclassify any share of stock into shares of Senior Stock, (iii) amend, repeal or change any of the provisions of the Certificate of Incorporation of the Corporation, as amended through the date hereof, or the provisions of the Certificate of Designation of Series B Cumulative Convertible Preferred Stock which embodies this resolution, in any manner which would alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock so as to affect them adversely as a series, (iv) authorize or issue any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Stock.

                     (d) Except as provided herein (including without limitation the right to vote with the Common Stock on all matters submitted to a vote of stockholders of the Corporation as set forth in paragraph (a) of this Section 3) or in the Certificate of Incorporation of the Corporation, as amended, or as required by law, the holders of shares of Series B Preferred Stock shall have no voting rights, and their consent shall not be required for the taking of any corporate action.

                     SECTION 4.  Redemption.
                                 ----------
                     (a) The Corporation shall have the right, at its sole option and election, to redeem shares of Series B Preferred Stock, in whole or in part, at any time and from time to time, by paying therefor in cash the Stated Value per share plus an amount per share equal to all unpaid dividends thereon, including accrued dividends, whether or not declared ("Accrued Dividends"), to the date of redemption.

                     (b) On the earliest of (i) December 1, 1992, (ii) if the shares of Common Stock issuable upon conversion of the Series B Preferred Shares are not then approved for listing on the New York Stock Exchange, April 1, 1988 or (iii) the Corporation's violation of the provisions of paragraph 5G of the Stock Purchase Agreement (such earliest date, the "Final Redemption Date"), the Corporation shall redeem all of the shares of Series B Preferred Stock then outstanding by paying therefor in cash the Stated Value per share plus Accrued Dividends to the Final Redemption Date.

                     (c) If less than all shares of Series B Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata.

                     (d)  Except for a redemption made pursuant to paragraph
                (b) of this Section 4, notice of any redemption of shares of Series B Preferred Stock shall be mailed at least thirty, but not more than sixty, days prior to the date fixed for redemption to each holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Preferred Stock to be redeemed, not more than sixty days or less than thirty days prior to the date fixed for such redemption.

                     (e) On the date of any redemption being made pursuant to paragraph (a) of this Section 4 which is specified in the notice given pursuant to paragraph (d), the Corporation shall, and at any time after such notice shall have been mailed and before such date of redemption the Corporation may, deposit for the benefit of the holders of shares of Series B Preferred Stock called for redemption the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, the City of New York, having a capital and surplus of at least $500,000,000. Any monies so deposited by the Corporation and unclaimed at the end of two years from the date designated for such redemption shall


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


                revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof, and any holder of shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for the payment of the redemption price. In the event that monies are deposited pursuant to this paragraph (e) in respect of shares of Series B Preferred Stock that are converted in accordance with the provisions of Section 7 hereof, such monies shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such monies and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this paragraph (e) shall be paid from time to time to the Corporation for its own account.

                     (f)  Upon the deposit of funds pursuant to paragraph
                (e) in respect of shares of Series B Preferred Stock called for redemption pursuant to paragraph (a) or (b) of this
                Section 4, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of shares of Series B Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor (including any Accrued Dividend to the redemption date) and the right to convert such shares into shares of Common Stock until the close of business on the Business Day (as defined in Section 9 hereof) preceding the date of redemption, in accordance with Section 7 hereof.


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


                     (g) The foregoing shall not limit the right of the Corporation to reacquire shares of Series B Preferred Stock in accordance with paragraphs 5H and 7D of the Stock Purchase Agreement.

                     SECTION 5.  Reacquired Shares.  Any shares of Series B
                                 -----------------
           Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $1 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $1 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

                     SECTION 6.  Liquidation, Dissolution or Winding Up.
                                 --------------------------------------
                     (a) Upon any liquidation, dissolution or winding up of the Corporation, or if the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of capital stock of the Corporation ranking junior (upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received the Stated Value per share, plus Accrued Dividends to the date of such payment or (ii) to the holders of shares of capital stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

                     (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

                     SECTION 7.  Conversion.  Following the later of (i) the
                                 ----------
           expiration or termination of applicable waiting periods under the HSR Act, including any extensions thereof, and (ii) the approval of the shares of Common Stock issuable pursuant to this Section 7 upon conversion of shares of Series B Preferred Stock for listing on the New York Stock Exchange upon official notice of issuance, each share of Series B Preferred Stock may be converted at any time, at the option of the holder thereof, into shares of Common Stock, on the terms and conditions set forth in this Section 7; provided notwithstanding such conditions, the provisions of clause (b)(iv) of this Section 7 shall apply to any Transaction (as hereinafter defined) with a Consummation Date (as hereinafter defined) on or after the initial date of issuance of the Series B Preferred Stock.

                     (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock


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


                calculated by dividing the Stated Value by an amount (the "Conversion Price") equal to 115% of the Current Market Price of the Common Stock on the earlier of (i) the date twenty consecutive Trading Days after the date of the expiration of a self-tender offer first occurring after December 1, 1987 and (ii) February 1, 1988 (such earlier date, the "Price Determination Date"); provided, however that the Conversion Price shall in no event exceed $36 or be less than $31 and provided further that prior to the Price Determination Date, the Conversion Price shall be $33.50.

                     (b) The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                     (i) In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case, the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series B Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.



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


                     (ii) In case the Corporation shall at any time or from time to time issue rights or warrants to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) or issue shares of Common Stock (or securities convertible into shares of Common Stock) (other than shares with respect to which proper adjustment has previously been made pursuant to this clause (b)(ii) of
                Section 7) at a price per share (or having a conversion price per share) less than the Current Market Price as of the date of issuance of such rights, warrants, shares or convertible securities, then, and in each such case, the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the number of shares of Common Stock into which such share was convertible on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of additional shares of Common Stock issued (or issuable upon exercise of such rights or warrants or into which the convertible securities may convert), and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or issuable upon exercise of such rights or warrants or into which the convertible securities may convert) would purchase at such Current Market Price on such date. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this clause (ii), the aggregate consideration receivable by the Corporation in connection with the issuance of such rights or warrants, of shares of Common Stock or of securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such securities plus the minimum aggregate amount, if any, payable upon exercise of such rights or warrants or conversion of any such convertible securities into shares of Common Stock. The issuance of any rights or warrants or shares of Common Stock (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the conversion ratio pursuant to clause (i) of this paragraph (b), pursuant to any dividend reinvestment plan or employee benefit plan of the Corporation, or pursuant to any option, warrant, right, or convertible security outstanding as of the date hereof (including but not limited to the Preferred Stock Purchase Rights issued pursuant to the Rights Agreement between the Corporation and The Connecticut Bank & Trust Company, National Association dated as of July 16, 1986, and as it may be further amended from time to time (the "Rights Agreement") or any similar agreement), shall not be deemed to constitute an issuance of Common Stock or convertible securities by the Corporation to which this clause (ii) applies. Upon the expiration of any rights or warrants or the termination of any rights to convert any convertible securities for which an adjustment has been made pursuant to this clause (ii) (without exercise of such warrants, rights or convertible securities), the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such rights, warrants or convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                     (iii) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including without limitation any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff, except pursuant to the Rights Agreement) on its Common Stock, other than (A) regular quarterly dividends payable in cash or (B) shares of Common Stock which are referred to in clause (i) of this paragraph (b), then, and in each such case, the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (1) the number of shares of Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock as of such record date, and the denominator of which shall be such Current Market Price per share of Common Stock less the Fair Market Value per share of Common Stock (as determined in good faith by the Board of Directors of the Corporation, a certified resolution with respect to which shall be mailed to each holder of shares of Series B Preferred Stock) of such dividend or distribution;
                provided, however, that in the event of a distribution of
                --------  -------
                shares of capital stock of a Subsidiary of the Corporation (a "Spin-Off") made to holders of shares of Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Common Stock as of the 35th Trading Day after the effective date of such Spin-Off and the Current Market Price of the number of shares (or the fraction of a share) of capital stock of the Subsidiary which is distributed in such Spin-Off in respect of one share of Common Stock as of such 35th Trading Day and the denominator of which shall be the Current Market Price per share of Common Stock as of such 35th Trading Day. An adjustment made pursuant to this clause (iii) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution; provided, however, if
                                                       --------  -------
                the proviso to the preceding sentence applies, then such adjustment shall be made and be effective as of such 35th Trading Day after the effective date of such Spin-Off.

                     (iv) In case at any time the Corporation shall be a party to any such transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i), (ii) or (iii) of this paragraph (b) applies) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction;" the date of consummation of the Transaction being herein called the "Consummation Date"); the Corporation (in the case of a recapitalization of the Common Stock to which this clause (iv) applies or any other such transaction in which the Corporation retains substantially all of its assets and survives as a corporation) or such other corporation or entity (in each other case) being herein called the "Acquiring Company;" and the common stock (or equivalent equity interests) of the Acquiring Company being herein called the "Acquirer's Common Stock"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that each holder of shares of Series B Preferred Stock shall be entitled, at the election of the Series B Preferred Stock as provided in the following sentence, to the treatment accorded pursuant to sub-clause (A) or (B) and, to the extent applicable, (C). The selection by the holders of shares of Series B Preferred Stock of the treatment to be accorded such shares from among the alternatives specified in the preceding sentence shall require the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series B Preferred Stock, voting in person or by proxy, at a meeting of such stockholders or by written consent without a meeting, which vote shall be taken, or consent shall be effective, on or before the later of (1) the 30th day following the Consummation Date, and (2) the 60th day following the date of delivery or mailing to such holders of the last proxy statement relating to the vote on the Transaction by the holders of the Common Stock, and which vote shall bind all holders of shares of Series B Preferred Stock and their transferees; if the holders of shares of Series B Preferred Stock are unable to or for any other reason do not make a selection, then the Board of Directors of the Corporation shall make such selection, in accordance with this clause (iv), from among the alternatives specified in this clause (iv). Notwithstanding the foregoing, any holder of Series B Preferred Stock shall in all events be entitled to the treatment accorded pursuant to sub-clause (C) in the event the circumstances specified therein shall occur. Any selection made by the holders of shares of Series B Preferred Stock in accordance with the preceding provisions shall be communicated in writing to the Corporation as promptly as practicable after the vote referred to above shall have been taken.

                     In case of any Transaction, each share of Series B Preferred Stock shall continue to remain outstanding and shall be subject to all the provisions of the Certificate of Designation of Series B Cumulative Convertible Preferred Stock which embodies this resolution, as in effect prior to such Transaction, except that:

                     (A) each share of Series B Preferred Stock shall thereafter be convertible (subject to the limitations on conversion set forth in the first sentence of this Section
                7) into, in lieu of the Common Stock issuable be upon such conversion prior to the Consummation Date, shares of the Acquirer's Common Stock, unless the Acquiring Company fails to meet the requirements set forth in (1), (2) and (3) below, in which case shares of the common stock of the corporation (herein called a "Parent") which directly or indirectly controls the Acquiring Company if it meets the requirements set forth in (1), (2) and (3) below, at a conversion price per share equal to the Conversion Price in effect immediately prior to the Consummation Date multiplied by a fraction the numerator of which is the market price per share (determined in the same manner as provided in the definition of Current Market Price) of the Acquirer's Common Stock or the Parent's common stock, as the case may be, immediately prior to the Consummation Date and the denominator of which is the Current Market Price per share of Common Stock immediately prior to the Consummation Date (subject in each case to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this paragraph (b) of this Section 7), or

                     (B) each share of Series B Preferred Stock shall thereafter be convertible (subject to the limitations on conversion set forth in the first sentence of this Section
                7) into, in lieu of the Common Stock issuable upon such conversion prior to the Consummation Date, the amount of securities or other property to which such holder would actually have been entitled as a holder of shares of Common Stock upon the consummation of the Transaction if such holder had converted such shares of Series B Preferred Stock immediately prior to such Transaction (subject to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this paragraph (b) of this Section 7); provided that if in
                                                       --------
                connection with the Transaction a tender or exchange offer shall have been made and there shall have been acquired pursuant thereto more than 50% of the outstanding shares of Common Stock, and if the holders of shares of Series B Preferred Stock so designate in the notice given to the Corporation which specifies their selection of this alternative (B), each holder of such shares shall be entitled to receive, upon conversion thereof, the amount of securities or other property to which such holder would actually have been entitled as a holder of shares of Common Stock if such holder had converted such shares of Series B Preferred Stock prior to the expiration of such tender or exchange offer and accepted such offer and had sold therein the percentage of all the shares of Common Stock issuable upon conversion of its shares of Series B Preferred Stock equal to the percentage of shares of the then outstanding Common Stock so purchased in the tender or exchange offer, with the remaining portion of its shares of Series B Preferred Stock thereafter being convertible into the amount of securities or other property to which such holder would actually have been entitled upon the consummation of the Transaction as a holder of shares of Common Stock if such holder had converted such shares of Series B Preferred Stock immediately prior to such Transaction (subject to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this paragraph (b) of this
                Section 7), or

                     (C) if neither the Acquiring Company nor the Parent meets the requirements set forth in (1), (2) and (3) below, each share of Series B Preferred Stock shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the Consummation Date (and subject to the limitations on conversion set forth in the first sentence of this Section 7), an amount in cash equal to the greater of (x) the Stated Value per share plus Accrued Dividends to the Consummation Date and (y) the Fair Market Value in cash, as of the Consummation Date (computed without interest), of the shares of capital stock or other securities or property (other than cash) to which the holder of shares of Series B Preferred Stock would be entitled, pursuant to (B) above (including the proviso thereof, if applicable), upon conversion of each such share, as determined by an independent investment and banking firm (with an established national reputation as a valuer of equity securities) selected by the Corporation, plus the cash, if any, into which each such share of Series B Preferred Stock would be convertible pursuant to (B) above.

           The Corporation agrees to obtain, and deliver to each holder of shares of Series B Preferred Stock, a copy of the determination of such an independent investment and banking firm within 15 days after the Consummation Date of any Transaction to which (C) is applicable.

                     The requirements referred to above in the case of the Acquiring Company or its Parent are that immediately after the Consummation Date:

                               (1)  it is a solvent corporation or other
                entity organized under the laws of any State of the United States of America having its common stock or, in the case of an entity other than a corporation, equivalent equity securities, listed on the New York Stock Exchange or the American Stock Exchange or quoted by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any successor thereto or comparable system, and such common stock or equivalent equity security continues to meet the requirements for such listing or quotation,

                               (2)  it is required to file, and in each of
                its three fiscal years immediately preceding the Consummation Date (or since its inception) has filed, reports with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and

                               (3)  in the case of the Parent, such Parent
                is required to include the Acquiring Company in the consolidated financial statements contained in the Parent's Annual Report on Form 10-K as filed with the Commission and is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

           Notwithstanding anything contained herein to the contrary, the Corporation shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Corporation) which may be required to deliver any securities or other property upon the conversion of shares of Series B Preferred Stock, or the satisfaction of conversion rights as provided herein, shall assume, by written instrument delivered to each holder of shares of Series B Preferred

           Stock, the obligation to deliver to such holder such securities or other property to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to each holder of shares of Series B Preferred Stock an opinion of counsel for such corporation or entity, which opinion shall state that the rights, powers and privileges of the outstanding shares of Series B Preferred Stock, including without limitation the conversion provisions applicable thereto, if any, shall thereafter continue in full force and effect and shall be enforceable against such corporation or entity in accordance with the terms hereof and thereof.

           All calculations under this paragraph (b) shall be made to the nearest one one-hundredth of a share.

                     (c) If any adjustment in the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted required pursuant to this Section 7 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the earlier of (i) the time of and together with any subsequent adjustment, which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible or (ii) three years after the date on which such adjustment otherwise would have been made.

                     (d) The Board of Directors may increase the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted, in addition to the adjustments required by this Section 7, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder for federal income tax purposes of shares of Common Stock or Series B Preferred Stock resulting from any events or occurrences giving rise to adjustments pursuant to this Section 7 or from any other similar event.

                     (e) The holder of any shares of Series B Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and
                (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 15 days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

                     (f) Subject to the limitations on conversion set forth in the first sentence of Section 7 hereof, shares of Series B Preferred Stock may be converted at any time up to the close of business on the Business Day preceding the date fixed for redemption of such shares pursuant to Section 4 hereof.

                     (g) Upon conversion of any shares of Series B Preferred Stock, the holder thereof shall be entitled to receive Accrued Dividends to the date of conversion.

                     (h) In connection with the conversion of any shares of Series B Preferred Stock which could result in the issuance of fractional shares of Common Stock, the Corporation may in its sole discretion either issue such fractional shares of Common Stock or in lieu thereof pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of

                Common Stock on the day on which such shares of Series B Preferred Stock are deemed to have been converted.

                     (i) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock. The Corporation shall from time to time, subject to and in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series B Preferred Stock.

                     SECTION 8.  Reports as to Adjustments.  Whenever the
                                 -------------------------
           number of shares of Common Stock into which each share of Series B Preferred Stock is convertible is adjusted as provided in
           Section 7 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

                     SECTION 9.  Definitions.  For the purposes of the
                                 -----------
           Certificate of Designation of Series B Cumulative Convertible Preferred Stock which embodies this resolution:

                     "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                     "Closing Price" per share of Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

                     "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the 20 consecutive Trading Days immediately prior to such date.

                     "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                     "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                     "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                     "Trading Value" per share of Series B Preferred Stock on any particular date is the product of (i) the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible on such date (disregarding for the purposes of this definition any limitations on conversion set forth in
           Section 7 hereof) and (ii) the Current Market Price per share of Common Stock as of such date; provided, however, that in the
                                         --------  -------
           event that the Series B Preferred Stock is publicly held and listed or publicly traded, "Trading Value" per share of Series B Preferred Stock on any particular date shall be deemed to be the average of the daily Closing Prices (determined in the same manner as for the Common Stock) per share of Series B Preferred Stock for the 20 consecutive Trading Days immediately prior to such date.

                     "Voting Stock" means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                     SECTION 10.  Rank.  The Series B Preferred Stock shall
                                  ----
           rank senior to the authorized shares of the Corporation's Series A Preferred Stock and the Common Stock as to the payment of dividends and upon the liquidation, dissolution or winding up of the Corporation.

                     IN WITNESS WHEREOF, said Barnes Group Inc. has caused this Certificate of Designation of Series B Cumulative Convertible Preferred Stock to be duly executed by its Vice President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, as of this 7th day of December, 1987.


                                              BARNES GROUP INC.



                                              By:  /s/ A. Stanton Wells
                                                   -------------------------
                                                   Executive Vice President



           ATTEST:



           /s/ John E. Besser
           ---------------------------
           Secretary